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                                                                    EXHIBIT 10.4



                         FORM OF CROSS LICENSE AGREEMENT


       THIS CROSS-LICENSE AGREEMENT (this "Agreement"), is made and entered into as of ___________ ___, 1999, by and among American Greetings Corporation, an Ohio corporation ("AG Corp"), its wholly-owned subsidiary AGC, Inc., a Delaware corporation ("AGC" and, together with AG Corp, "AG"), AmericanGreetings.com, Inc., a Delaware corporation ("amgreet.com") and its wholly owned subsidiary, AG.COM, Inc., a Delaware corporation ("AGCI" and, together with amgreet.com, "AG.COM") (together, the "Parties").


                                    RECITALS

A. AG (with its Affiliates) and AG.COM each is the owner of all right, title and interest in and to certain trademarks, service marks, trade names, copyrights, trade dress and other intellectual property described herein, and is the authorized user or licensee of other trademarks, service marks, trade names, copyrights, trade dress and other intellectual property, all as described herein.

B. AG.COM previously operated as a division of AG, and its assets and operations have been transferred to it pursuant to a Formation Agreement by and among the Parties and other affiliates dated ______ __, 1999 (the "Formation Agreement").

C. Under the Formation Agreement, AG also transferred to AG.COM the ownership of certain intellectual property rights to use other intellectual property.

D. AG, on the one hand, and AG.COM, on the other hand, each desires to license the other as provided herein.

       NOW, THEREFORE, based on the above premises and the promises made herein, the Parties agree as follows:


                                   AGREEMENTS

1. DEFINITIONS. Except as otherwise specified, the following terms shall have the respective meanings set forth below whenever used in this Agreement. Capitalized terms not defined in this Agreement will have the meaning set forth in the Formation Agreement (as defined below).

       1.1. "AG" or "AG Group" means AG Corp, AGC and, with respect to the scope of rights, grants and business activity restrictions in this Agreement, all their present and future Affiliates, other than AG.COM and its Subsidiaries.

       1.2. "AG Business" means the distribution through, or sale to third parties for sale at physical retail locations by, Physical Retailers of (a) Physical Greeting Products and (b) other social expression products manufactured in physical media, including, without limitation, items such as gift wrap,
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                 stationery, party goods, balloons, candles and reading glasses.
                 Distribution or sale of computer software, for example on CD-ROMs such as those sold by AG.COM, is not included in the term "AG Business."

       1.3. "AG Content" means Content and other Copyrights owned or licensed and used by AG as of the Effective Time or subsequently, including, without limitation, that which is identified on Schedule 1.3.

       1.4. "AG Intellectual Property" means Intellectual Property owned or licensed for use by AG as of the Effective Time or subsequently.

       1.5. "AG Know-How" means Know-How owned or licensed for use by AG as of the Effective Time or subsequently.

       1.6.      "AG Trademarks" means the Trademarks identified on Schedule
                 1.6. "Group 1 Trademarks", "Group 2 Trademarks", "Group 2A Trademarks", "Group 2B Trademarks", and "Group 3 Trademarks" mean the Trademarks so identified in each case on
                 Schedule 1.6.

       1.7. "AG.COM" means AmericanGreetings.com, Inc. together with its Subsidiaries and, with respect to the scope of rights, grants and business activity restrictions, all its present and future Affiliates, other than AG.

       1.8. "AG.COM Business" means the distribution or sale of Electronic Greeting Products and Physical Greeting Products to consumers directly through Electronic Media; provided, however, that AG.COM Business does not include distribution or sales within the physical confines of retail stores owned or operated by AG.

       1.9. "AG.COM Intellectual Property" means Intellectual Property owned or licensed (other than from AG) for use by AG.COM as of the Effective Time or subsequently.

       1.10. "Affiliates" of any specified company means any other company that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with such specified company. For purposes of this Agreement, "control" means ownership of a majority voting interest sufficient to direct the affairs of a company.

       1.11.     "Ancillary Agreements" shall have the meaning set forth in
                 Section 7.01 of the Formation Agreement.

       1.12. "Art" means art, including pictorial, graphic, visual, video, photographic or sculptural works used, or usable, at any time, past, present or future, in a greeting, social expression, or other product, or on a Web site.

       1.13. "Competitive Brand Trademark" means a Trademark identifying an entity that derives a majority of its revenue from the AG Business.

       1.14. "Confidential Information" of a Party means (a) confidential Know-How; and (b) any other confidential ideas, inventions, software (including the object code and source code), program structure, sequence and organization techniques, trade secrets and other information of the Party



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                 (including all copies thereof), whether or not registerable, patentable or copyrightable, relating to, forming a part of or concerning the Party's business and/or its Intellectual Property which, as to each such item in clauses (a) and (b) of this definition is (i) at any time during the term hereof acquired or developed by a Party, is in the Party's possession, and disclosed by the Party to the other pursuant to this Agreement; (ii) neither available to the public at the time of its receipt by a Party from the other hereunder nor obtained from a public source by the Party; and (iii) the subject of reasonable efforts by the Party to maintain confidentiality. For the avoidance of doubt, any information of each Party (including all copies hereof) that is obtained by that Party, directly or indirectly, from a third Person who is subject to a confidentiality obligation to that Party with respect to such information shall constitute, and be deemed to be, Confidential Information hereunder. Confidential Information does not include any information which (i) has become generally known to the public through no wrongful act or breach of any obligation of confidentiality on the receiving party's or any third party's part; (ii) was in the lawful knowledge and possession of, or was independently developed by, the receiving party prior to the time it was disclosed to, or learned by, the receiving party as evidenced by written records kept in the ordinary course of business by the receiving party; (iii) was rightfully received from a third party not in violation of any contractual, legal or fiduciary obligation of such third party; or (iv) was approved for release by written authorization by the party having rights in such information.

       1.15. "Content" means Art and Verse, and any other work of authorship in which copyright may exist, and all intellectual property rights therein.

       1.16. "Copyright" means, collectively, a copyright arising under the laws of the United States or other nation in Content, Software or other work of authorship, and the attendant exclusive rights, together with the Content, Software or work of authorship in which the copyright subsists.

       1.17. "Effective Time" means the date of this Agreement in the preamble, or another date agreed to by the Parties, which shall occur after the closing of the transactions contemplated by the Formation Agreement.

       1.18. "End Date" means the time at which AG's voting (not equity) interest in AG.COM falls below 20%, except that, (i) in the event of a distribution by AG of substantially all its shares of AG.COM to its shareholders, the End Date shall not occur earlier than ten years after the date AG.COM's Initial Public Offering and (ii) in the event of a sale of substantially all of AG's interest in AG.COM, the End Date shall not occur earlier than the later of (x) two years after written notice to AG.COM by AG or (y) five years after the date of AG.COM's Initial Public Offering.

       1.19. "Electronic Greeting Products" means (i) online and electronic equivalents of Physical Greeting Products and (ii) electronic and online versions of



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                 other social communication items such as templates for
                 stationery, banners, gift tags and award certificates.

       1.20. "Electronic Media" means the now existing and future developed electronic media including (without limitation) the Internet and online services (whether delivered through telephonic connection, television, satellite or broadband connection) and CD-ROM. Online retailers, including (without limitation) America Online and Yahoo! are "Electronic Media," but online retail locations of Physical Retailers are not Electronic Media.

       1.21. "Finished AG.COM Properties" means (i) finished Electronic Greeting Products or social expression products, in form suitable for use by consumers (as distinguished from digitized electronic Art, Verse, Content and other component elements of a finished Electronic Greeting Product) and (ii) finished, production implementations of Software technology for the implementation of the AG.COM Business (e.g. working web site HTML code and related scripts but not Software tools used in the creation, presentation, distribution or delivery of the Finished AG.COM Properties described in clause (i)).

       1.22. "Improvements" means any change, modification, alteration or variation or any discovery, improvement, invention, innovation, extension, derivative work or other enhancement, made or acquired during the term hereof relating to an item of Intellectual Property, as each exists on the Effective Time, or as it may hereafter be modified, improved or enhanced through the application of Improvements.

       1.23. "Intellectual Property" means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application or applications; (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (c) national (meaning the United States) and multinational statutory invention registrations, patents, patent registrations, and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application; (d) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the counterpart agencies of the States and Territories of the United States of America, and the Trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions; (e) works of authorship of all types, published and unpublished, and copyrights (registered or otherwise) and registrations and



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                 applications for registration thereof, and all rights therein provided by multinational treaties or conventions; (f) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others; (g) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation; (h) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice); (i) whether or not confidential, technology (including Know-How), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (j) copies and tangible embodiments of all the foregoing, in whatever form or medium;
                 (k) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; and (l) all rights to sue and recover and retain damages and costs and attorneys' fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

       1.24. "Know-How" means the technology, technical information, methods, analyses, procedures, processes, teachings, instructions, techniques, practices, methods, data, statistics, drawings, designs, formulae, concepts, programs, raw material, equipment and plant specifications, raw material blending and purchasing, quality standards, inspection standards, information as to test methods and procedures, and any other knowledge, experience and information of a Party, whether or not patentable (in each case regardless of the form in which such technology, information or data may be embodied or represented), and which a Party, on the date hereof or hereafter during the term of this Agreement, owns or with respect to which it has the right to grant a license hereunder and all intellectual property rights therein.

       1.25. "Patents" means patent applications and letters patent including any renewal patents issued with respect to any of such patent applications and letters patent, and any certificates of invention and utility models, rights by license or otherwise to or under letters patent, and all reissues, divisions, continuations, continuations in part, renewals, and extensions thereof.

       1.26. "Permitted Premiums" means greetings or social expression products (physical or electronic) distributed for a limited period of time as a promotional premium for no consideration or minimal consideration.

       1.27. "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.



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       1.28.     "Physical Greeting Products" means (a) non-customized greeting cards manufactured or created in physical media such as paper, plastic, mylar and other similar materials and (b) similar card-type goods in physical media (e.g. invitations and thank you notes).

       1.29. "Physical Retailer" means a company and its Affiliates, as a group, that is or becomes a retail store customer of AG and derives a majority of its revenue from the sale of physical goods to consumers at retail store locations where the consumer is physically present to make purchases.

       1.30. "Reversion Event" means the occurrence of circumstances in which (after notice and an opportunity to cure for thirty (30) days in the case of clauses (ii) and (iii) below), (i) AG.COM has less than 10% of its revenues derive from the AG.COM Business; (ii) AG.COM materially defaults in its royalty obligations to AG under the Ancillary Agreements; (iii) AG.COM materially defaults on any covenant related to indebtedness for borrowed money in excess of One Million Dollars ($1,000,000), or (iv) AG.COM's financial condition and its reasonably available sources of debt or equity capital become such that auditors, applying generally accepted auditing standards consistently applied, would be required to qualify an audit report with a "going concern" qualification.

       1.31. "Formation Agreement" has the meaning ascribed to it in the Recitals.

       1.32.     "Software" means computer programs and documentation.

       1.33. "Subsidiary" of any specified company means an Affiliate of that company that is, directly or indirectly, controlled by that company.

       1.34. "Trademark" means any word, design, logo or other item entitled to protection as a trademark or services mark under the laws of the United States or any other nation.

       1.35. "Verse" means verse, including text and literary works, such as poems, sayings, jingles, words, narratives, or phrases which are used or usable at any time in a greeting or social expression product or a communication.


2.     LICENSE GRANTS BY AG

       2.1.      AG TRADEMARKS.

                 2.1.1. Subject to the terms and conditions of this Agreement, AG hereby grants to AG.COM (until termination of this Agreement and thereafter to the extent provided under the terms and conditions of this Agreement) a non-transferable, worldwide license to use the AG Trademarks as follows:

                 2.1.1.1. GROUP 1. The license to use the Group 1 Trademarks is exclusive to AG.COM in the AG.COM Business and non exclusive for all other uses except that (i) no license is granted for use in the AG Business and
                          (ii) AG retains a



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                          non-exclusive right within the AG.COM Business (A) to
                          associate a Group 3 Trademark with a Group 1 Trademark (for example, to identify a product sold through Electronic Media as "Designware, an American Greetings company") and (B) for business to business commerce with prospective or existing non-consumer customers.

                 2.1.1.2. GROUP 2. The license to use the Group 2 Trademarks is exclusive to AG.COM except that no license is granted for use in the AG Business.

                 2.1.1.3. GROUP 3. The license to use the Group 3 Trademarks is non-exclusive, except that no license is granted for use in the AG Business.

       2.1.2. DUTY TO PROMOTE AG TRADEMARKS. AG.COM will use best reasonable efforts to use and promote the Trademarks "American Greetings" and the AG "Rose" logo in its business and markets in North America.

2.2. NON-TRADEMARK LICENSED AG INTELLECTUAL PROPERTY. Subject to the terms and conditions of this Agreement, AG hereby grants to AG.COM, (until termination of this Agreement and thereafter to the extent provided under the terms and conditions of this Agreement), a non-transferable, irrevocable (except as provided herein) worldwide license to use the non-Trademark AG Intellectual Property as follows:

       2.2.1. GENERAL. Unless otherwise expressly provided, the rights and licenses granted in this Section are exclusive for the AG.COM Business, and non exclusive otherwise, except that no license is granted in the AG Business.

       2.2.2. CONTENT. The license to AG's current and future Content shall include the right to use, copy, modify, distribute and display. The license to AG's current and future Patents shall include the rights to use, make, have made, sell and import products and services incorporating the covered inventions.

       2.2.3. THIRD-PARTY LICENSED INTELLECTUAL PROPERTY. To the extent permitted in each case, the license granted in this Section includes sublicenses of Intellectual Property that is licensed to AG by its Affiliates and by non-Affiliate third parties, subject in the case of non-Affiliates, to any restrictions or limitations in such licenses. Such third-party licensed Intellectual Property includes that which is so identified on Schedules [________].


       2.2.4. INCLUDED PROPERTY. AG agrees that any and all Patents and Software (other than Patents and Software transferred to AG.COM pursuant to the Formation Agreement) that it may own now or in the future are included in the non-Trademark AG Intellectual Property licensed in this Section 2.2.



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       2.3.      SUBLICENSING.

                 2.3.1. TRADEMARKS. AG.COM may not sublicense any of the Trademark rights granted hereunder, other than under written sublicense agreements consistent with the terms, conditions and requirements of this Agreement, including, without limitation (in the case of licensed trademarks), the standards in Section 2.5. For the avoidance of doubt, the standards of Section 2.5 may limit the identity of sublicensees of Trademarks.

                 2.3.2. OTHER. AG.COM may not sublicense any of the non-Trademark rights granted hereunder, other than under written sublicense agreements consistent with the terms, conditions and requirements of this Agreement, including, without limitation (in the case of licensed trademarks), the standards in Section 2.5.

       2.4. LICENSES SUBJECT TO RESTRICTION AND OTHER USE. With respect to any Intellectual Property licensed by AG and not assigned to AG.COM pursuant to the Formation Agreement that either (i) is used by AG primarily for use not in the AG.COM Business or (ii) is subject to restrictions on sublicensing to AG.COM or both, AG will use reasonable efforts to provide the benefit thereof to AG.COM to the extent permitted, for AG.COM's exclusive use in the AG.COM Business and non-exclusive use otherwise (other than in the AG Business), or if not able to do so will negotiate in good faith to determine appropriate treatment (including one Party being reasonably required to obtain a second license) on a case by case basis.

       2.5. QUALITY. AG.COM shall comply with the usage, product and licensee quality requirements of Schedule 2.5 (the "Quality Standards"), as they may be reasonably changed by AG with reasonable advance notice to AG.COM from time to time with respect to AG.COM's use of the licensed AG Trademarks. AG.COM shall not use the licensed AG Trademarks in a manner that violates the Quality Standards, nor shall it affix or sell or offer for sale under the AG Trademarks any product or service that violates the Quality Standards. AG.COM shall not permit any Affiliate or third party with whom it has a sublicense or other agreement or arrangement to take any such action involving an AG Trademark that would violate the Quality Standards. Notwithstanding anything to the contrary herein or in the Quality Standards under no circumstances will AG.COM be required to obtain prior approval for usage of an AG Trademark, but AG reserves the right to object, under the terms hereof, to any usage that it determines violates the terms hereof or the Quality Standards.


3.     LICENSE GRANTS BY AG.COM

       3.1. NON-TRADEMARK LICENSED AG.COM INTELLECTUAL PROPERTY. Subject to the terms and conditions of this Agreement, AG.COM hereby grants to AG (until termination of this Agreement and thereafter to the extent provided under the terms and conditions of this Agreement), a non-transferable,



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                 irrevocable (except as provided herein) worldwide license to use the non-Trademark AG.COM Intellectual Property as follows:

                 3.1.1. GENERAL. Unless otherwise expressly provided, the rights and licenses granted in this Section are exclusive for the AG Business, and non-exclusive otherwise except that no license is granted in the AG.COM Business.

                 3.1.2. CONTENT. The license to AG.COM's current and future Content shall include the right to use, copy, modify, distribute and display. The license to AG.COM's current and future Patents shall include the right to use, make, have made, sell and import products and services incorporating the covered inventions.

                 3.1.3. LIMITATION WITH RESPECT TO FINISHED AG.COM PROPERTIES. AG.COM may terminate the licenses granted hereunder to AG for Finished AG.COM Properties if AG is furnishing such products to one or more Physical Retailers for sale or distribution directly to consumers by the Physical Retailers through the Physical Retailer's online retail locations in a manner that AG.COM determines to be in competition with it. AG.COM may terminate such licenses as to Finished AG.COM Properties that AG.COM does not offer at no charge on its web site on 30 days prior written notice. As to Finished AG.COM Properties that AG.COM offers at no charge on its web site, AG.COM may terminate such license only on one year's prior written notice.

                 3.1.4. THIRD PARTY LICENSED INTELLECTUAL PROPERTY. To the extent permitted in each case, the licenses granted in this Section include sublicenses of Intellectual Property that is licensed to AG.COM by its Affiliates (other than AG) and by non-Affiliate third parties, subject in the case of non-Affiliates, to any restrictions or limitations in such licenses. Such third-party licensed Intellectual Property includes that which is identified on Schedules [_________].

       3.2. SUBLICENSING. AG may not sublicense any of the rights granted hereunder, other than under written sublicense agreements consistent with the terms, conditions and requirements of this Agreement.

       3.3. LICENSE RESERVED UNDER FORMATION AGREEMENT. The rights reserved by AG pursuant to Section __ of the Formation Agreement shall be deemed to be subject to all the rights and benefits of the license granted to AG herein.

       3.4. SCOPE OF CERTAIN LICENSES. For the avoidance of doubt, AG.COM acknowledges that the exclusion of Finished AG.COM Properties from the license grant set forth above pursuant to a termination under Section 3.1.3 shall not be interpreted to preclude AG from creating, reproducing, distributing, displaying or otherwise using (or render the same as an



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       infringement of AG.COM's rights) derivative works of the licensed
       Intellectual Property or its own Intellectual Property that are similar or identical to the non-licensed Finished AG.COM Properties.

4.     CERTAIN AGREEMENTS REGARDING LICENSED PROPERTY

       4.1. VALIDITY. AG and AG.COM each recognize the validity of the Intellectual Property licensed by the other hereunder and of any registrations therefor, and each acknowledges the other as the owner of all rights, title and interest in and to the licensed Intellectual Property of the other listed on any Schedule or Exhibit to this Agreement or Formation Agreement. Neither AG nor AG.COM will contest, nor assist any third party in contesting, the other's ownership of such licensed Intellectual Property or any registrations of the other for such licensed Intellectual Property, and will not contest the validity thereof. Except for the licensed AG Intellectual Property, AG.COM agrees not to use at any time any other trademarks, names, designs, trade dress or other intellectual property confusingly similar to the licensed AG Trademarks. These obligations shall survive the expiration or earlier termination of this Agreement for any reason. AG agrees that AG.COM may, with prior written approval of AG, (such approval not to unreasonably withheld or delayed) file applications to register a trademark that is confusingly similar to one or more of the licensed AG Trademarks. If any application for registration is filed in any country by AG.COM in contravention of this paragraph, AG shall have the right to take appropriate action against AG.COM, including seeking injunctive relief.

       4.2. GENERAL RESERVATION OF RIGHTS. No other rights or licenses, express or implied other than those granted by AG in Article 2 and by AG.COM in Article 3, respectively, are granted to the other in and to any Intellectual Property of the granting Party. Each Party reserves to itself the right to use and to license to others the right to use any of its Intellectual Property not licensed hereunder, or to exercise any rights in its licensed Intellectual Property not granted exclusively to the other Party.

       4.3. ADDITIONAL ITEMS AND CATEGORIES OF ITEMS OF INTELLECTUAL PROPERTY. As to any item of Intellectual Property in a category treated under the assignment or licensing provisions of the Formation Agreement or this Agreement and not included on a Schedule or Exhibit to one of those Agreements, and any category of Intellectual Property not so treated, the Parties agree that such item or category of Intellectual Property will be treated in a manner that is consistent with the treatment of like items under the Formation Agreement and this Agreement, as the case may be.

       4.4.      IMPROVEMENTS: Ownership of Improvements and Grant Backs.

                 4.4.1. OWNERSHIP OF IMPROVEMENTS. Each Party will own (and to the extent of any interest therein, the other party hereby assigns to such party) Improvements to Intellectual Property that are created, invented or developed by it, whether the original Intellectual



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                          Property is owned by it or licensed to it by the other
                          Party hereunder. If an Improvement is created, invented or developed jointly, or from contributions by both Parties, then the Parties shall seek to agree as to the ownership. If the Parties cannot agree, the Intellectual Property in the Improvement shall be owned jointly by the Parties (and to the extent of any interest therein, each party hereby assigns a joint ownership interest to the other party) in accordance with the laws of inventorship (or authorship, as the case may be) or other applicable law in proportion to the Parties' relative contributions.

                 4.4.2. GRANT BACKS. Improvements owned by AG are included in the Intellectual Property licensed to AG.COM under
                          Section 2.2, and Improvements owned by AG.COM (other than Finished AG.COM Properties, after a termination under Section 3.1.3) are included in the Intellectual Property licensed to AG under Section 3.1.

5.     ROYALTIES

       5.1.      GENERAL ROYALTY PROVISIONS.

                 5.1.1. FIXED ROYALTY PROVISION. In consideration of all the rights and licenses granted to AG.COM hereunder, AG.COM will pay AG fixed royalty charges of Six Hundred Sixty Six Thousand Six Hundred Sixty Seven Dollars ($666,667) per month for thirty six months commencing as of July 1, 1999. Effective July 1, 2002, all licenses, other than the AG Trademark licenses, shall be deemed fully paid.

                 5.1.2. ANNUAL ROYALTY PROVISION. In consideration of the continuing trademark licenses granted in Article 2 above, AG.COM will pay AG a fixed royalty of 3% of AG.COM's total consolidated net revenue for all periods after the AG.COM fiscal half year ending June 30, 2002, with minimum royalty payments at an annual rate of $5 million, so long as AG.COM uses any of the licensed AG Trademarks (other than "ag.com").

       5.2.      ROYALTY PROVISIONS RELATED TO LICENSES.

                 5.2.1. FULLY-PAID LICENSES. Except as provided in Section 5.1, all licenses granted in this Agreement that are not expressly made royalty-bearing will be fully-paid.

                 5.2.2. THIRD-PARTY LICENSES. In each case in which a Party is required to license, sublicense or transfer rights acquired by it from third parties, or provide access to Intellectual Property acquired from third parties, and the Party is obligated to pay a royalty, fee or other charge to the third party in respect of such right or Intellectual Property, then the licensee or recipient Party will pay an equitable portion of such charges as determined by mutual agreement between the Parties. These payments will be structured



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                          in an appropriate manner as determined by mutual
                          agreement between the Parties, such as a direct payment to the third party or a pass-through charge.

       5.3.      ROYALTY REPORTS AND PAYMENTS.

                 5.3.1. TIME OF REPORTING AND PAYMENT. Royalties will be reported and paid quarterly, each report and payment to be made 75 days after the end of each fiscal quarter.

                 5.3.2. ROYALTY REPORTS. Each royalty payment is to be accompanied by a written financial report stating AG.COM's net revenue during the relevant period and all other relevant information, each in sufficient detail to permit the calculation of the royalty payments due. Each royalty report is to be certified by the Chief Financial Officer of AG.COM.

                 5.3.3. MAINTENANCE OF RECORDS. During the term of the Agreement, and for a period of two (2) years thereafter, AG.COM will keep complete, clear and accurate records with respect to all matters pertaining to royalties.

       5.4. AUDIT RIGHTS. AG, on reasonable notice, may request that it or its authorized representative review AG.COM's corporate books and records relevant to this Agreement in order to verify the royalty reports. If inconsistencies or mistakes are discovered, they must be rectified and (i) in the case of underpayment, the appropriate payments made by AG.COM on demand by AG or (ii) in the case of overpayment, AG will deduct such amount from the next royalty payment. AG will bear all expenses of any audits unless AG.COM has understated the royalties for any quarter by ten percent (10%) or more, in which case AG.COM will reimburse AG for its out-of-pocket expenses incurred in connection with the audit as well as pay AG the unpaid royalties plus the accrued interest.

       5.5. LATE ROYALTY PAYMENTS. Any royalty payments, including accrued royalties and interest, not paid when due must be paid immediately upon demand. Simple interest, at a rate of one and one-half percent (1-1/2%) per month will accrue on any late payment during the period from the date it was due until paid. AG's right to interest payments under this provision is in addition to any other remedy, including, without limitation, termination of this Agreement, that AG may have for failure of AG.COM to make timely royalty payments.

6.     REPRESENTATIONS AND WARRANTIES

       6.1. REPRESENTATIONS AND WARRANTIES. AG and AG.COM each represents and warrants to the other as follows:

                 6.1.1. CORPORATE POWER AND AUTHORITY. It has the power and authority to enter into and perform this Agreement;

                 6.1.2. OWNERSHIP OR VALID LICENSES. It either owns or has a valid license to use and, except as disclosed from time to time as to subsequently acquired Intellectual Property, will own or will have a valid license to use, the Intellectual Property it licensed hereunder and has or will have sufficient right and authority to grant to the other all licenses and rights it granted hereunder;

                 6.1.3. NO CONFLICTS. To the best of its knowledge, except as disclosed herein, the execution, delivery and performance by it of this Agreement will not conflict with, result in a breach or termination of, constitute a default under, or require a consent that has not been obtained under any lease, agreement, commitment or other instrument to which it is a party; and

                 6.1.4. VALID AND BINDING. This Agreement constitutes its valid and binding obligations of enforceable against it in accordance with its terms, except to the extent enforcement is limited by bankruptcy or other insolvency laws.

                 6.1.5. NON-INFRINGEMENT. To its actual knowledge: (i) it has not misappropriated or improperly copied from a third party any now- existing Intellectual Property licensed hereunder; (ii) it has not infringed or otherwise violated any statutory or other rights of any third party in or to any intellectual property therein including, without limitation, copyrights, patents, trade secrets or trademarks; and (iii) no third party has asserted, or is asserting a claim of any of the foregoing.

       6.2.      DISCLAIMERS OF WARRANTIES.

                 6.2.1. CLAIMS OF INFRINGEMENT. Except as disclosed herein or otherwise in connection with the Closing under the Formation Agreement, neither AG nor AG.COM has received notice of any claim that any item of Intellectual Property licensed by it infringes or violates the patent, copyright, trade secret or other intellectual property rights of any third party.

                 6.2.2. VALIDITY OF THE PATENTS. Neither AG nor AG.COM makes any representation or warranty, and each Party hereby disclaims all representations and warranties, to the effect that the Patents licensed or in any way transferred by it, is valid or enforceable.

                 6.2.3. WARRANTY DISCLAIMERS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 6.1, EACH OF AG AND AG.COM EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, IN CONNECTION WITH THE LICENSED INTELLECTUAL PROPERTY, INCLUDING WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF



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

                          MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.     FUTURE CONDUCT COVENANTS

       7.1. AG NOT TO ENGAGE IN AG.COM BUSINESS. Subject to the exceptions below and to Article 9, AG will not, without the prior written consent of AG.COM, directly or indirectly (i) engage in the AG.COM Business or (ii) enter into agreements with, license or sublicense Intellectual Property to, or own a material interest in, an entity that engages in the AG.COM Business. Notwithstanding the foregoing,

                 7.1.1. The foregoing will not prevent AG from selling Physical Greeting Products or Electronic Greeting Products (including therein Content licensed from third parties) to Physical Retailers under terms that permit the Physical Retailers to sell or distribute such products or services directly to consumers via physical means or the Physical Retailers' online retail locations.

                 7.1.2. After a termination notice with respect to Finished AG.COM Properties under Section 3.1.3, the foregoing and Section 7.1.4 will not prevent AG from entering into agreements with, licensing or sublicensing Intellectual Property from, or owning a material interest in, an entity that engages in the AG.COM Business to the extent AG reasonably determines it is necessary or useful to enable AG to acquire the capability to create and furnish to Physical Retailers products and services comparable to Finished AG.COM Properties or otherwise required by the Physical Retailer.

                 7.1.3. The foregoing will not require AG to terminate an agreement with or dispose of an interest in an entity that, without AG's participation or prior knowledge, enters into the AG.COM Business subsequent to the time AG entered into such agreement or acquired such interest.

                 7.1.4. AG may own a material interest in an entity that engages in the AG.COM Business if (i) to the extent commercially feasible, prior to acquiring such interest AG first notifies AG.COM (which shall agree to hold such notice confidential) of its intent to acquire such interest and uses good faith efforts under all the circumstances to negotiate a mutually acceptable agreement with AG.COM regarding the ownership of such interest; and (ii) if no such agreement is reached, or if AG decides it must acquire such interest without notice or before negotiations under clause (i) can be completed, AG obtains an independent third party appraisal (by an appraiser approved by AG.COM, such approval not to be unreasonably withheld) of the fair market value of such interest and offers the same to AG.COM for purchase in cash; and (iii) if such offer is not accepted, does not utilize or license to such entity



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

                          any of the Intellectual Property already then existing and licensed hereunder to AG.COM.

       7.2. AG.COM NOT TO ENGAGE IN AG BUSINESS. Subject to the exceptions below and to Article 9, AG.COM will not, without the prior written consent of AG, directly or indirectly (i) engage in the AG Business or (ii) enter into agreements, license or sublicenses Intellectual Property to, or own a material interest in, an entity that engages in the AG Business. Notwithstanding the foregoing,

                 7.2.1. The foregoing will not apply to agreements by which such entity licenses Intellectual Property (other than Competitive Brand Trademarks) to AG.COM for consideration other than sublicenses of Intellectual Property of AG.COM that AG.COM has licensed from AG.

                 7.2.2. The foregoing will not require AG.COM to terminate an agreement or dispose of an interest in an entity that, without AG.COM's participation or prior knowledge, enters into the AG Business subsequent to the time AG.COM entered into such agreement or acquired such interest.

                 7.2.3. AG.COM may own a material interest in an entity that engages in the AG Business if (i) to the extent commercially feasible, prior to acquiring such interest AG.COM first notifies AG (which shall agree to hold such notice confidential) of its intent to acquire such interest and uses good faith efforts under all the circumstances to negotiate a mutually acceptable agreement with AG regarding the ownership of such interest; and (ii) if no such agreement is reached, or if AG.COM decides it must acquire such interest without notice or before negotiations under clause (i) can be completed, AG.COM obtains an independent third party appraisal (by an appraiser approved by AG, such approval not to be unreasonably withheld) of the fair market value of such interest and offers the same to AG for purchase in cash; and
                          (iii) if such offer is not accepted, does not utilize or license to such entity any of the Intellectual Property already then existing and licensed hereunder to AG.

       7.3. COOPERATION BETWEEN AG AND AG.COM. AG and AG.COM agree to establish working level committees (both in the United States and internationally) to hold regular meetings and foster cooperation in the development of Art and Verse and other Content that will be subject to the licenses hereunder, to communicate and coordinate opportunities for licensing such Content from third parties, and to encourage other forms of business cooperation. This cooperation will include disclosure and transfer of knowledge and information as reasonably requested by the recipient Party to enable that Party to utilize and exploit the assets and Intellectual Property transferred or licensed pursuant to the Formation

                 Agreement or this Agreement and may include sharing of documents, training, demonstrations and technical meetings, with the objective of enabling the licensee to utilize and benefit from the licensed Intellectual Property. Except for extraordinary circumstances, including unreasonable requests under this provision, neither Party will charge for the time of its employees expended pursuant to this Section. Except as specifically provided otherwise herein, expenses will be shared in an equitable manner, with the licensee generally bearing the expense of information and knowledge transfer that benefits it.

       7.4. PERMITTED PREMIUMS. Notwithstanding anything to the contrary in this Agreement, neither Party shall be restricted from providing Permitted Premiums.

       7.5. ACCESS AND KNOWLEDGE TRANSFER. AG and AG.COM each agrees to grant to the other liberal access to its own library of Art and Verse and to deliver, subject to availability, physical and/or electronic manifestations of particular items thereof (whether licensed or transferred) promptly upon request, such delivery to be in mutually agreed upon, then existing formats and at no charge other than actual and reasonable out-of-pocket expenses, if any, for reproduction. To the extent feasible, physical and/or electronic manifestations of all other (i.e. other than Art or Verse) licensed or transferred Intellectual Property in existence at the Closing under the Formation Agreement will be delivered as promptly as practicable. The Parties agree to adopt reasonable practices and procedures for the physical delivery of the manifestations of the Intellectual Property licensed hereunder and coming into existence after the Closing.

       7.6.      CUSTOMER NAMES AND CONSUMER INFORMATION.

                 7.6.1. CURRENT DATA BASE. With respect to all consumers whose data is in the current data base of the predecessor of AG.COM (i.e. the division of AG previously operating the AG.COM business), AG will transfer to AG.COM all of AG's rights in all consumer information AG possesses or controls, including, but not limited to the following: name; address; e-mail address; order, payment and fulfillment information; customer profile information; and customer account information.

                 7.6.2. SHARING INFORMATION. AG.COM and AG agree to share information from their respective current and future consumer information databases (including, in the case of AG.COM, the information transferred as described above and in the case of AG, the Carlton Cards "Celebrations" database) subject to each accepting and adhering to the other's privacy policies and subject to any present or future governmental or industry standard regulations or restrictions. The privacy policies will be established at the time of the Closing and AG and AG.COM will, subject to applicable law, maintain those policies with reasonable modifications.

                 7.6.3. RESTRICTIONS ON SHARING INFORMATION. The information to be shared will be the maximum amount permitted by the privacy policies and other restrictions referred to above. Such restrictions may, in some cases, limit further disclosure to aggregated, non-identifiable form. If required to satisfy the requirements of such privacy or other legal restrictions, and if requested by one party, the other party will include in its privacy policy disclosure to consumers a description of the information sharing arrangement between AG and AG.COM and, if required, a "checkoff" or similar facility for the consumer to permit such sharing. The parties will take reasonable steps under the pertinent circumstances to encourage consumers to permit the above sharing. The privacy policies may require that a party will use the customer information of the other only for use in its own business, and that it will not sell such information for use by third parties. Similarly, the privacy policies may only permit a party to disclose such information in aggregated, non-identifiable form for its business purposes without the consent of the other party. The privacy policies are not expected to permit sharing of credit card numbers.

                 7.6.4. PROMOTIONS. Either AG or AG.COM may conduct promotions sponsored by one or both parties, which may have the feature of seeking consumer consent to information sharing between AG and AG.COM. Where a party sponsors such a promotion, the sponsor would bear the costs of the promotion and the other party's costs in carrying out the promotion.

8.     PROTECTION OF INTELLECTUAL PROPERTY

       8.1. CONFIDENTIALITY.

                 8.1.1. OBLIGATION. Each of AG and AG.COM will keep confidential and will not cause or permit the disclosure to any third party (other than those whose duties require possession of such information, or who are otherwise entitled hereunder to receive such information, and who agree to be bound by the confidentiality obligations set forth in this Section
                          8.1 or are otherwise subject to substantially similar duties of nondisclosure), or the unauthorized use, of any Confidential Information disclosed to it by the other Party, it being understood, however that Confidential Information assigned to AG.COM pursuant to the Formation Agreement shall be deemed Confidential Information of AG.COM and not of AG.

                 8.1.2. COMPELLED DISCLOSURE. If either Party is required by law, legal process or court order to disclose any Confidential Information of the other, the Party shall: (i) notify the other Party in writing as soon as possible, but in no event less than ten (10) calendar days

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                          prior to any such disclosure; (ii) cooperate with the
                          other Party to preserve the confidentiality of such confidential information consistent with applicable law; and (iii) use its best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

       8.2.      PROTECTION AND REGISTRATION OF TRADEMARKS, COPYRIGHTS.

                 8.2.1. FORM AND MANNER OF USAGE OF TRADEMARKS. AG.COM will use the AG Trademarks in such form and manner as specified by AG in Section 2.5 (including Schedule 2.5 as incorporated or therein or modified in accordance with the terms thereof). AG will own any approved composite mark used by AG.COM which includes the AG Trademarks (excluding any element thereof owned by a third party).

                 8.2.2. NOTICES. AG.COM shall apply trademark notices in connection with the AG Trademarks as reasonably specified by AG, and as may be reasonably necessary to ensure a uniform presentation throughout the AG Business and the AG.COM Business where appropriate and consistent with the establishment of an AG.COM brand identity where appropriate. AG.COM will comply with reasonable requests by AG to modify its display of an AG Trademark, consistent with the requirements hereof. Each licensee Party shall apply Copyright notices as the licensor Party may subsequently reasonably specify as required by law to protect, preserve or enhance the rights of the Copyright Owner.

                 8.2.3. PROMINENCE. AG and, subject to Section 5.06(a)(i) of the Formation Agreement and Section 2.1.2 hereof, AG.COM, each has the right, but not the obligation, in its respective sole discretion but subject to all the terms and conditions hereof, to use the AG Trademarks so as to give the AG Trademarks full and favorable prominence and publicity. AG has no obligation whatsoever to continue using any trademark in connection with its business.

                 8.2.4. APPROVAL PRIOR TO FIRST USAGE. AG.COM is not required to obtain prior approval of any usage of Trademarks or Copyrights. If AG.COM requests approval, AG will respond promptly with its approval or its objections. AG may request, however, written notice of the first date for the appearance of an AG trademark on a Web site, product or service.

                 8.2.5. RIGHT TO INSPECT. In order to determine whether AG.COM is in compliance with this Article 8, at AG's request, AG.COM, at its own expense, will provide to AG copies, photographs, electronic files, Web pages, or representative samples of its Web site as well as packaging, advertising copy, promotional materials or other materials bearing any of the AG Intellectual Property. Also at its



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                          own expense, AG.COM will prepare a report of its use
                          of the AG Trademarks.

                 8.2.6. NO TRADEMARK DISPARAGEMENT. AG.COM agrees not to use the AG Trademarks in any manner which, directly or indirectly, would dilute, demean, ridicule or otherwise tarnish the image of, the AG Trademarks or AG. In addition, AG.COM agrees not to use the AG Trademarks in any manner in connection with the design, planning, implementation, promotion, marketing, or advertising of any business, service or product inconsistent with the image of AG and its products and services.

       8.3.      PROSECUTION AND MAINTENANCE.

                 8.3.1. PROSECUTION. AG and AG.COM each agrees, at its own expense to prosecute and maintain the intellectual property rights licensed to the other and, in any event will not abandon rights therein, except with prior notice to the licensee and an opportunity for the licensee to take over prosecution and maintenance. Neither party shall transfer to a non-affiliate ownership of the intellectual property rights licensed to the other without notice to the licensee and only pursuant to an agreement expressly made subject to the rights of the licensee.

                 8.3.2. REGISTRATION. AG has the exclusive right (but not the obligation) to obtain registrations and any other form of protection for the AG Trademarks and Copyrights. Each party shall furnish the other with all reasonably requested information (including specimens and samples illustrative of the manner of use of the Trademarks) and documentation (including the execution and delivery of any and all true and correct affidavits, declarations, oaths and other documentation) to assist such party in obtaining and maintaining such trademark protection and registrations.

                 8.3.3. ENFORCEMENT AG and AG.COM will each cooperate in pursuing infringers of intellectual property licensed from the other. In the case of an infringement recovery, an allocation will be made between AG and AG.COM based on the field of use of the infringer (as between the AG Business, the AG.COM Business and otherwise), the contribution of each party to the enforcement action, and other relevant considerations including royalties paid by AG.COM hereunder, and the damage each party suffered as a result of the infringement and the expense of the enforcement; provided, however, that any such recoveries shall be applied first to fully reimburse all expenses of the enforcement. Each licensee Party will notify the other of any actual or threatened infringement of any of the Intellectual Property by third parties of which either becomes aware. AG.COM has no right to take any action with respect to any third party in an attempt to enforce any rights



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                          regarding the AG Trademarks without the prior written
                          approval of AG, which approval shall not be unreasonably withheld in the case of infringement involving the AG.COM business.

       8.4. DEFENSE OF INFRINGEMENT CLAIMS. Except for indemnified losses under Article 10, each Party is responsible for the defense and settlement of, and shall pay all expenses (including attorneys' fees) related to, any and all claims by third parties that the Intellectual Property licensed hereunder infringes or misappropriates any intellectual property rights of such third parties. Each Party agrees to cooperate fully with the other, at the defending Party's reasonable request and expense, in connection with the defense of any such claim.

9.     TERM AND TERMINATION

       9.1.      TERM; END DATE AND REVERSION EVENTS; TERMINATION.

                 9.1.1. TERM. The term of this Agreement shall be from its Effective Time until the End Date, unless earlier terminated at AG's election upon the occurrence of a Reversion Event or by mutual agreement of the Parties.

                 9.1.2. REVERSION EVENT. If there is a Reversion Event, then, in addition to the termination effects set forth below, if (i) the circumstances that caused the Reversion Event are not cured by AG.COM within 90 days of notice from AG and (ii) AG so elects by written notice to AG.COM, then all licenses granted to AG.COM hereunder (other than the license to the Group 2B Trademarks) will terminate at the end of twelve (12) months after the notice of election from AG.

       9.2. TERM OF LICENSES. Unless earlier terminated in accordance with this Article 9, the term of each license of Intellectual Property hereunder shall be as long as may be permitted by applicable law. Unless earlier terminated in accordance herewith, each trademark license shall be for a term of 999 years, except that in the event of a distribution by AG of substantially all its shares of AG.COM to its shareholders the license to the Group 1 Trademarks may thereafter be terminated by AG on two year's written notice to AG.COM. In no case shall the duration of any license exceed the longest period for which rights in an item of Intellectual Property are granted and may be renewed or extended pursuant to applicable law.

       9.3.      CONSEQUENCES OF TERMINATION; SURVIVAL.

                 9.3.1. SURVIVAL. Upon the end of the Term, the rights and obligations of the Parties under Sections 5.01, 10.1, 10,2, and 10.3 will survive termination.

                 9.3.2. TERMINATION OF EXCLUSIVITY. Without limitation, upon the end of the Term, unless survival is expressly provided, all covenants will terminate and agreements respecting the exclusivity of the AG.COM and the AG Business will terminate.



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                 9.3.3.   SURVIVAL OF LICENSES. Except as otherwise expressly
                          provided, all Intellectual Property licenses granted hereunder will survive the end of the Term and will continue for their respective terms except that (i) if AG elects, then with 12 months prior written notice to AG.COM, the licenses from AG to AG.COM of the Group 1 and Group 2A trademarks may be terminated by AG, and
                          (ii) from and after the end of the Term all licenses will be entirely non-exclusive for all fields.

                 9.3.4. TERMINATION OF LICENSE GRANTS. Upon the end of the Term, all license grants of Intellectual Property acquired or developed after the date of termination will terminate, and any surviving license grants herein will only apply to items coming into existence and acquired prior to the end of the Term.

10.    INDEMNIFICATION AND REMEDIES

       10.1. INDEMNIFICATION. Each of the Parties agrees to indemnify the other in accordance with the cross-indemnification provisions of Sections 6.02 and 6.03 of the Formation Agreement.

       10.2. REMEDIES AND LIMITATIONS. The remedies of the Parties and limitations of liabilities will be governed by Section 6.01 of the Formation Agreement.

       10.3. DISPUTE RESOLUTION. Disputes arising hereunder between the Parties shall be resolved pursuant to the provisions of Section
                 8.09 of the Formation Agreement.

11. MISCELLANEOUS PROVISIONS

       11.1. ENTIRE AGREEMENT AND AMENDMENT. This Agreement, together with the Schedules hereto and the portions of the Formation Agreement referred to herein, embodies the entire understanding of the Parties with respect to the subject matter hereof, and there are no other agreements or understandings, written or oral, in effect between the Parties, relating to the subject matter hereof. This Agreement may be amended or modified only in writing by an instrument signed by the Parties.

       11.2. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Ohio without regard to the conflicts of law principles thereof; provided, however, that any question respecting the validity, existence and effect of any Intellectual Property will be determined under the laws of the jurisdiction under which rights in such Intellectual Property arose.

       11.3. WAIVERS. Any waiver by any Party of any violation of, breach of, or default under any provision of this Agreement by any other Party hereto shall not be construed as, or constitute, a continuing waiver of such provision, waiver of any other violation of, breach of, or default under any other provision of this Agreement. No single or partial exercise of a right shall preclude any other or further exercise of that or any other right.

       11.4. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

       11.5. ASSIGNMENT. Except for assignments to Affiliates, no Party may assign this Agreement, or its rights and obligations hereunder, in whole or in part, without the other Parties' prior written consent.

       11.6. SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

       11.7. CAPTIONS. The captions of the Articles and Sections of this Agreement are inserted for convenience of reference only and shall not be used in any way in interpreting this Agreement.

       11.8. FORCE MAJEURE. No Party will be liable for any failure of, or delay in the performance of, its obligations under this Agreement for the period that such failure or delay is due to acts of God, public enemy, act of any military, civil or regulatory authority, civil war, strikes, labor disputes, or any other cause, whether similar or dissimilar to any of the foregoing, beyond such Party's reasonable control. Each Party agrees to notify the other Parties promptly of the occurrence of any such cause and to carry out this Agreement as promptly as practicable after such cause is terminated.

       11.9. NOTICES. All notices, requests, consents, demands and other communications to be given or delivered shall be in writing and
                 (a) personally delivered, (b) sent by an overnight courier service, or (c) transmitted by facsimile with a confirmation of delivery, and shall be deemed to have been duly given when received. Any Party may change this information by written notice. Further, notice may be given to such other person or at such other place as either of the parties may from time to time notify to the other party as provided herein.

                     If to AMERICAN GREETINGS CORPORATION or AGC, Inc.:

                       Jon Groetzinger, Sr. V.P. -- General Counsel & Secretary One American Road
                       Cleveland OH 44114-2398
                       216.252.7300 x1667
                       fax:  252.6777
                       jgroetzin@amgreetings.com

                     If to AmericanGreetings.com, Inc. or AGCI, Inc.:

                       John Klipfell, Chief Executive Officer
                       One American Road
                       Cleveland OH 44114-2398
                       216.252.7300 x1332
                       jklipfell@ag.com


                     with a copy to:

                       Stephen Gold, Esq.
                       Gordon & Glickson LLC
                       444 North Michigan Ave.
                       Suite 3600
                       Chicago, Illinois 60614
                       312-321-7664
                       sgold@ggtech.com

       11.10. FURTHER ASSURANCES. Each Party agrees that it will take such actions and will execute, deliver or file such documents as may be reasonably requested by the other Party to carry out the purposes hereof or to evidence or secure the transfers, licenses and other provisions hereof, including without limitation to carry out the intent of Section 4.3.

                [Remainder of this page intentionally left blank]

         IN WITNESS WHEREOF, each of AG, AGC, Inc., AG.COM and AGCI has duly executed and delivered this Agreement as of the date first written above.


                         AMERICAN GREETINGS CORPORATION


                         By:_______________________________
                         Name:
                         Title:



                         AGC, Inc.


                         By:_______________________________
                         Name:
                         Title:



                         AmericanGreetings.com, Inc.


                         By:_______________________________
                         Name:
                         Title:



                         ag.com, inc.


                         By:_______________________________
                         Name:
                         Title:

                                    SCHEDULES

1.3   AG Content

1.6   AG Trademarks

2.5   Trademark Usage and Quality Guidelines and Standards